Exhibit 99.6

“I am Abiomed. I am Heart Recovery” Transcript

“I am Abiomed” repeated in multiple languages as voiceover in introduction.

In English: “I am Abiomed.”

In English: “I am heart recovery.”

In German: “Together with my Teammates…”

In English: “…we put patients first and are committed to recovering hearts.”

In German “…and are committed to savings lives”

In English: “We sustain our winning culture by acting with honor and integrity in all that we do.”

In German: “We are dedicated to ensuring that Abiomed’s growth as the standard of care”

In English: “… is based on innovation, improving outcomes

In Japanese: “…and appropriate use.”

In English: “ We advocate for every patient to receive the care we desire for our own family and friends.”

In German: “And we recognize the potential benefits of other products and treatments.

In Japanese: “We inspire each other…”

In English: ” … and have the courage and grit to explore new ideas and approaches

In Japanese:“… that can change the world.”

In Japanese: ““We work together to achieve our goals. And demand the best of ourselves.”

In English: “We are dedicated to continuous improvement…”

In German: “…and strive for perfection.”

In English: “And we always seek opportunities to lead, manage, adapt and execute.”

In English: I am Abiomed.

In Japanese: “I am Abiomed”

In Japanese: “I am Abiomed”

In German: “ I am Abiomed”

In German: “ I am Abiomed”

In English: Patients First.